Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

FERRO ANNOUNCES CHANGE IN LOCATION OF ITS 2020 ANNUAL MEETING OF SHAREHOLDERS TO ITS HEADQUARTERS

CLEVELAND, OH – April 17, 2020 – Ferro Corporation (NYSE: FOE, the “Company”) announced today that the Company has changed the location of its 2020 Annual Meeting of Shareholders (the “2020 Annual Meeting”) to its headquarters at 6060 Parkland Boulevard, Mayfield Heights, Ohio 44124. As previously announced, the meeting is scheduled for April 30, 2020 at 9:00 a.m. (Eastern Time).

The 2020 Annual Meeting will be abbreviated and limited to the three agenda items for consideration as described in the Company’s proxy materials previously distributed and available at https://ferrocorporation.gcs-web.com/financial-information/annual-meeting. The three agenda items to be considered at the 2020 Annual Meeting are (i) the election of six directors, (ii) a non-binding advisory vote to approve the Company’s executive compensation, and (iii) the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

The Company urges shareholders to vote their shares prior to the 2020 Annual Meeting by using one of the methods described in the Company’s proxy materials previously distributed. Shareholders of record at the close of business on March 12, 2020 are entitled to vote at the 2020 Annual Meeting or any adjournment thereof, as described in the proxy materials previously distributed. While attendance in person at the 2020 Annual Meeting will be permitted, the Company urges shareholders to carefully consider the personal and community health risks associated with attending the 2020 Annual Meeting in person in light of the coronavirus pandemic and related public health concerns.

ABOUT FERRO CORPORATION

Ferro Corporation (www.ferro.com) is a leading global supplier of technology-based functional coatings and color solutions. Ferro supplies functional coatings for glass, metal, ceramic and other substrates and color solutions in the form of specialty pigments and colorants for a broad range of industries and applications. Ferro products are sold into the building and construction, automotive, electronics, industrial products, household furnishings and appliance markets. The Company’s reportable segments include: Performance Colors and Glass and Color Solutions. Headquartered in Mayfield Heights, Ohio, the Company has approximately 5,900 associates globally and reported 2019 sales of $1.0 billion. Included within our employee count are approximately 2,100 employees in our foreign consolidated subsidiaries associated with the Tile Coatings Systems business.

Ferro Corporation

Investor & Media Contact:

Kevin Cornelius Grant, 216.875.5451

Director of Investor Relations and Corporate Communications

kevincornelius.grant@ferro.com